DONNELLY CORPORATION 401(k) RETIREMENT SAVINGS PLAN

                      (January 1, 1999 Restatement)











Prepared By:

VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP
Bridgewater Place
333 Bridge Street, N.W.
Grand Rapids, Michigan 49504
(616) 336-6000


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                           TABLE OF CONTENTS
                                                                 Page

ARTICLE I - PURPOSE                                                 1

ARTICLE II -- DEFINITIONS AND CONSTRUCTION                          2
2.1  Definitions                                                    2
2.2  Construction                                                   5

ARTICLE III -- PARTICIPATION AND SERVICE                            5
3.1  Participation                                                  5
3.2  Service                                                        6
3.3  Service Credit for Military Leaves                             6
3.4  Participation and Service Upon Reemployment                    6
3.5  Changes of Employment Within the Company or Controlled Group   7

ARTICLE IV - CONTRIBUTIONS                                          7
4.1  Company Contributions                                          7
4.2  Retirement Savings Agreements                                  8
4.3  Limits on Retirement Savings Contributions                     9
4.4  Limits on Matching Contributions                              12
4.5  Rules Relating to Reemployed Veterans                         14
4.6  Rollover of Amounts from Other Plans                          16

ARTICLE V -- ALLOCATIONS TO PARTICIPANT ACCOUNTS                   17
5.1  Individual Accounts                                           17
5.2  Account Adjustments                                           17
5.3  Maximum Additions                                             20

ARTICLE VI - BENEFITS                                              23
6.1  Retirement or Disability                                      23
6.2  Death                                                         23
6.3  Termination for Other Reasons                                 23
6.4  Payment of Benefits                                           25
6.5  Hardship Withdrawals                                          27
6.6  Pre-retirement Withdrawals                                    28
6.7  Distributions Pursuant to Qualified Domestic Relations Orders 28
6.8  Designation of Beneficiary                                    28
6.9  Loans to Participants                                         29

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                                                                 Page

ARTICLE VII -- TOP-HEAVY PROVISIONS                                31
7.1  Definition of Top-Heavy Plan                                  31
7.2  Minimum Benefit                                               33
7.3  Maximum Benefits                                              33

ARTICLE VIII - TRUST                                               33

ARTICLE IX - ADMINISTRATION                                        34
9.1  Allocation of Responsibilities                                34
9.2  Indemnification                                               34
9.3  Records and Reports                                           34
9.4  Claims Procedure                                              34
9.5  Rules and Decisions                                           35
9.6  Authorization of Benefit Payments                             36
9.7  Application and Forms for Benefits                            36
9.8  Facility of Payment                                           36

ARTICLE X -- PARTICIPANT INVESTMENT OPTIONS                        36
10.1  Investment Direction by Participants                         36
10.2  Manner of Electing                                           36
10.3  Separate Accountings                                         37

ARTICLE XI ---- TERMINATION AND AMENDMENT                          37
11.1  Amendments                                                   37
11.2  Termination                                                  37
11.3  Merger or Consolidation of Plan with Another Qualified Plan  38
11.4  Exclusive Benefit                                            38

ARTICLE XII -- NONALIENATION OF BENEFITS ANDDOMESTIC RELATIONS
ORDERS                                                             38
12.1  Nonalienation of Benefits                                    38
12.2  Procedure for Domestic Relations Orders                      38

ARTICLE XIII - MISCELLANEOUS                                       39
13.1  Status of Participants                                       39
13.2  No Interest in Company Affairs                               40
13.3  Litigation                                                   40
13.4  Governing Law                                                40
13.5  Severability of Provisions                                   40
13.6 Plan Qualification                                            40


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                             DONNELLY CORPORATION
                        401(k) RETIREMENT SAVINGS PLAN

                         (January 1, 1999 Restatement)


This Amended and Restated Plan (the "Plan") is adopted by Donnelly Corporation, a Michigan corporation (the "Company").

                                   ARTICLE I
                                    PURPOSE

The Company adopted the Plan effective as of January 1, 1984, to provide a retirement savings program for employees. The Plan has been amended from time to time and is being amended and restated in its entirety in this agreement which will be effective as of January 1, 1999.

The assets of the Plan are held in trust pursuant to a separate Trust Agreement. The trustee for the Trust was Capital Guardian Trust Company through January 28, 1999, and Vanguard Fiduciary Trust Company became the Trustee on January 29, 1999. The term "the Trustee" will refer to Vanguard Fiduciary Trust Company, or its successor as trustee of the assets of the Plan.

The Company has also entered into an agreement with The Vanguard Group for recordkeeping, investment, and other administrative services for the Plan. The Vanguard Group will take over these responsibilities January 29, 1999. There will be a transition period of approximately three (3) months during which The Vanguard Group will obtain the records for the Plan for the previous administrator and convert the administration to its system. During this transition period, participants will not be allowed to withdraw funds from the Plan, obtain loans from the Plan, or change the investment of their accounts. Moreover, employees who become eligible to participate during the transition period will not begin participating until the end of the transition period.

The provisions of this amended and restated Plan are designed to satisfy the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The provisions of this amended and restated Plan will apply only to persons who are employed by the Company or have an account balance under the Plan on or after January 1, 1997. The rights and benefits, if any, of any other former employees will be determined by the provisions of the plan and trust agreement as in effect on the date their employment terminated.

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                                   ARTICLE II
                          DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following words and phrases, when used in this document, will have the following meanings:

     (a) Authorized leave of absence: Any absence authorized by the Company under its standard personnel practices and from which employees must return to active employment with the Company within the period authorized for the leave. An absence due to service in the armed forces of the United States will be considered an authorized leave of absence provided that the employee qualifies for reemployment rights under federal law, 38 USC Sections 2021 or 2024 or other statute of similar import, and returns to employment with the Company within the period provided by law.

     (b) Beneficiary: A person or persons, natural or otherwise, designated in accordance with the Plan to receive any death benefit payable under this Plan.

     (c)  Code:  The Internal Revenue Code of 1986, as amended.

     (d) Company: Donnelly Corporation, a Michigan corporation, and its wholly owned subsidiaries who have adopted this plan with the consent of the board of directors of Donnelly Corporation. As of November 1, 1998, the only wholly owned subsidiary to have adopted this plan is Information Products, Inc.

     (e) Compensation: The total of all amounts paid to a participant by the Company for personal services rendered during the plan year, and the amount of any elective contributions made for the participant to plans maintained pursuant to Code Sections 125 or 401(k) for the plan year. The following amounts will not be included:

          (1)  Any bonuses paid to the participant during the plan year; and

          (2) Compensation in excess of $150,000, as adjusted under the provisions of Code Sections 401(a)(17) and 415(d). For the 1999 plan year, the adjusted amount is $160,000.

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     (f)  Controlled group:  The group consisting of each corporation that is a member of a controlled group of corporations, as defined in Code
Section 414(b), of which the Company is a member; each trade or business, whether or not incorporated, under common control, as defined in Code
Section 414(c), of or with the Company; each member of an affiliated service group, as defined in Code Section 414(m), of which the Company is a member; and any other entity that is considered pursuant to Code Section 414(o) to be a member of a controlled group of corporations of which the Company is a member.

     (g) Disability: A physical or mental condition that, in the judgment of the committee, permanently prevents a participant from satisfactorily performing the participant's usual duties for the Company or the duties of any position or job the Company makes available and for which the participant is qualified by reason of the participant's training, education, or experience. A participant will not be considered disabled for purposes of this Plan if the condition consists of or results from use of alcohol, narcotics, or other controlled substances, or from an intentionally self-inflicted injury or a felonious enterprise in which the person was engaged.

     (h) Employee: Any person who is receiving compensation for personal services rendered to the Company as a common-law employee, or who is on temporary layoff status or an authorized leave of absence from a position as a common-law employee.

     (i) Employer contribution account: The accounts maintained to record a participant's share of the matching contributions made by the Company and the contributions made pursuant to retirement savings agreements between the participant and the Company. The following accounts will be maintained for each participant:

          (1) Company contribution account. A participant's Company contribution account will be maintained to record the participant's share of matching contributions and earnings with respect to these contributions; and

          (2) Retirement savings account. A participant's retirement savings account will be maintained to record contributions made for the participant pursuant to retirement savings agreements and earnings with respect to these contributions.

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     (j)  ERISA:  Public Law No. 93-406, the Employee Retirement Income
Security Act of 1974, as amended.

     (k) Former participant: A person whose employment with the Company has terminated but who has an account balance under the Plan.

     (l) Highly compensated employee: A person employed by the controlled group who:

          (1) during the current or preceding plan year was a 5% owner of the controlled group, as defined under Code Section 416(i)(1); or

          (2) during the preceding plan year received compensation in excess of $80,000, as adjusted under Code Section 415(d).

 A former employee who was a highly compensated employee on the date employment terminated or at any time after age 55 will be considered a highly compensated employee. For purposes of determining whether a person is a 5% owner of a corporation, the person will be considered as owning the stock owned by the person's spouse, children, grandchildren, and parents.

     (m) Normal retirement age: Age 65 for participants born before 1938; age 66 for participants born from 1938 through 1954; and age 67 for participants born after 1954.

     (n) Participant: A person participating in the Plan in accordance with the provisions of Section 3.1 and employed by the Company or another member of the controlled group.

     (o) Plan: The Donnelly Corporation 401(k) Retirement Savings Plan as set forth in this document and any later amendments.

     (p) Plan year: The "fiscal year" and "Section 415 limitation year" of the Plan which will be the period of 12 consecutive months ending on December 31 of every year.

     (q) Reemployed veteran. An employee who returns from a leave of absence for military service during the period in which reemployment rights are protected by federal law.

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     (r)  Service:  The period of a participant's employment with the
Company computed in accordance with Section 3.2 for determining eligibility for benefits.

     (s)  Severance of Service:  The date determined in accordance with
Section 3.2 on which a former employee is deemed to have severed employment with the Company for the purposes of this Plan.

     (t) Trust: The fund known as the Donnelly Corporation 401(k) Retirement Savings Trust and maintained in accordance with the terms of the Trust Agreement between the Company and Vanguard Fiduciary Trust Company.

     (u) Trustee: The corporation or individuals appointed by the Company to administer the trust.

2.2 Construction. Plural pronouns are used throughout the Plan for purposes of simplicity and will be interpreted to include the singular.

                                   ARTICLE III
                            PARTICIPATION AND SERVICE

3.1 Participation. All eligible employees who participated in the Plan on January 1, 1999 will continue to be participants. Any eligible employee who is not a participant and who has been an employee of the Company for at least 30 days will become a participant in the Plan on the next business day after completing the 30 day service requirement or April 1, 1999, whichever date is later.

The following are not eligible to participate in the Plan:

     (a) Employees who are represented by a collective bargaining agent and for whom retirement benefits were the subject of collective bargaining with the Company;

     (b) Employees who are not citizens of the United States, who reside and are employed outside the United States, and whose compensation from the Company does not constitute income from sources within the United States;

     (c) Employees who perform services for the Company pursuant to an agreement between the Company and another person or entity, such as an employment agency or employee leasing organization;

     (d)  Any employee who is not a regular full-time or part-time employee;
and

     (e) Contract employees with contracts for less than one year of employment.

3.2 Service. Eligibility for benefits under the Plan will be based on the participant's period of service. A participant will be credited with a year of service for each full year beginning on the participant's employment commencement date and terminating on the date of the participant's severance of service with the Company. A participant's severance of service will occur on the earlier of the following:

     (1) The date on which the participant quit, was discharged, died, or retired; or

     (2) The first anniversary of the date on which the participant was absent from employment (with or without pay) for any reason except an authorized leave of absence granted by the Company in writing, or for service in the Armed Forces of the United States.

If a former participant returns to work at any time within one year after the first day of an absence from employment under any of the circumstances described in (1) or (2) above, the absence will not result in a severance of service and the period of the absence will be counted in determining the participant's period of service.

3.3 Service Credit for Military Leaves. Reemployed veterans will be credited with service for the period of military service for the purposes of determining service under Section 3.2.

3.4 Participation and Service Upon Reemployment. Upon the reemployment of any employee, the following rules will apply in determining the employee's participation in the Plan and years of service under Section 3.2:

     (a) Participation. If the employee was eligible to participate in the Plan during the prior period of employment, the employee will participate in the Plan as of the date of reemployment. If the employee was not eligible to participate in the Plan during the prior period of employment, the employee will be eligible to participate after satisfying the requirements of Section 3.1.

     (b) Service. The employee's years of service during the prior period of employment will be reinstated immediately.

3.5  Changes of Employment Within the Company or Controlled Group.

     (a) Changes Resulting in Eligibility to Participate. A person who becomes eligible to participate in the Plan as a result of a change in employment status with the Company or a transfer to employment with the Company from another employer that is a member of the controlled group will be given credit for service in accordance with Section 3.2 for prior years of employment with the Company and other members of the controlled group and will become a participant in the Plan on the next entry date after satisfying the requirements of Section 3.1.

     (b) Changes Resulting in Ineligibility to Participate. A participant who ceases to be eligible to participate in the Plan as a result of a change in employment status with the Company or a transfer to employment with another employer that is a member of the controlled group will cease to be an active participant as of the date of transfer. The participant will be credited with service under Section 3.2 of the Plan for all hours of service with the Company or any other member of the controlled group. The participant will not be considered terminated or separated from service for purposes of this Plan as long as the participant is still employed by the Company or another member of the controlled group. The participant will share in all Company contributions and forfeiture allocations based on compensation from the Company while eligible to participate in the Plan.

                                  ARTICLE IV
                                 CONTRIBUTIONS

4.1  Company Contributions.

     (a)  Amount of Contributions.

          (1) Retirement Savings Contributions. After the end of each month or more frequently as determined by the Company, the Company will contribute to the trust the total amount by which participants' compensation for the month has been reduced pursuant to salary contribution agreements.

          (2) Matching Contributions. After the end of each month or more frequently as determined by the Company, the Company will contribute to the trust as matching contributions the amount determined by applying the matching contribution formula adopted by the Company for the plan year to the amount of each eligible participant's retirement savings contribution for the accounting period.

          (3) Additional Contributions. As of the end of each plan year, the Company will contribute to the trust such additional amount as may be needed for forfeiture restorations, military service allocations, and allocations for participants who are employed at the Company's facility in Mt. Sterling, Kentucky.

     (b) Date of Payment of Company Contributions. Contributions by the Company will not exceed the maximum allowable as a deduction by the Company in computing its federal income tax liability for the fiscal year coinciding with or ending during the plan year. Retirement savings contributions made pursuant to Section 4.1(a) will be deposited in the trust fund on or before the 15th business day of the month following the month in which the amounts were withheld from the participants. All other contributions will be deposited in the trust fund not later than the date prescribed by law for filing the Company's federal income tax returns, including extensions.

     (c) Disallowed Contributions. If any contribution is disallowed, in whole or in part, as a deduction by the Company in computing its federal income tax liability, the amount disallowed will be held by the Trustee and applied as payment on the next succeeding contribution made by the Company unless the Company requests the return of the contribution in accordance with Article VIII, in which case the contribution will be returned to the Company.

4.2 Retirement Savings Agreements. A participant may agree with the Company to accept a reduction in salary or wages from the Company equal to any whole percentage from 2% to the maximum set by the Company, and the Company will make retirement savings contributions in the amount of the agreed reduction.

Retirement savings agreements will be administered in accordance with the following rules:

     (a) A retirement savings agreement will apply to payroll periods beginning as soon as administratively feasible after the participant has completed the administrative procedures for establishing the agreement and until the agreement has been amended or suspended by the participant or the Company;

     (b)  A retirement savings agreement may be suspended by a participant
at any time by giving notice to the Company.   The suspension will be
effective for payroll periods beginning as soon as administratively feasible after the participant has completed the administrative procedures for suspending the agreement and thereafter until a new agreement is made;

     (c) A retirement savings agreement may be amended by a participant from time to time and amendments will apply to payroll periods beginning as soon as administratively feasible after the participant has completed the administrative procedure for amendments; and

     (d) The Company may amend a retirement savings agreement with any participant at any time if the Company determines that the amendment is necessary to ensure that a participant's contributions do not exceed the limitations of Sections 4.3 or 5.3.

4.3  Limits on Retirement Savings Contributions.

     (a) Discrimination Test. Retirement savings contributions by highly compensated employees under this Plan and any other Code Section 401(k) plan maintained by the Company will be limited so that the average of the deferral percentages of highly compensated employees satisfies one of the following tests:

          (1) The average deferral percentage of the eligible highly compensated employees for the plan year is not more than 1.25 times the average deferral percentage of all other eligible employees for the current plan year; or

          (2) The average deferral percentage of the eligible highly compensated employees for the plan year is not more than two (2) percentage points greater than the average deferral percentage of all other eligible employees for the applicable plan year and not more than two (2) times the average deferral percentage of all other eligible employees for the current plan year.

The average deferral percentage of each group specified above will be the average of the percentages, calculated separately for each person in the group, of each employee's compensation that is contributed as a salary reduction contribution or other contribution that is allocated to the employee's employer contribution account. An "eligible employee" is an employee who has met the participation requirements specified in Section 3.1.

If the Plan is dependent upon aggregation with any other qualified plan of the Company for purposes of satisfying Code Sections 401(k), 401(m), 401(a)(4), or 410(b), except for the average benefit percentage test under Code Section 410(b)(2), all such aggregated plans will be treated as a single plan for the discrimination test. Only plans having the same plan year may be aggregated to satisfy Code Section 401(k).

     (b) Return of Excess Deferrals. Contributions by highly compensated employees that are in excess of the amounts allowed by the foregoing tests will be distributed to the highly compensated employees not later than the last day of the plan year following the plan year for which the excess contribution was made. The procedure for returning the excess contributions will be as follows:

          (1) The amount to be returned will be determined by reducing the deferral percentage of the highly compensated employees with the largest percentage contributions by the amount required to pass the test or until the deferral percentage is reduced to the next highest deferral percentage for the group. This process will be continued by adding the highly compensated employees at the next highest deferral percentage and reducing the deferral percentages until the plan satisfies the test. Then, the percentage reduction for each employee in the group will be multiplied by the employee's compensation in order to determine the amount of the excess contributions that must be returned; and

          (2) The amount of the excess contributions will be distributed to the highly compensated employees with the largest retirement savings contributions for the plan year in terms of dollars rather than percentage of compensation. The amount to be returned to each employee will be determined by reducing the amount contributed by the employee with the largest contributions until the excess contributions have been returned or the contribution level for the employee with the next largest contribution has been reached, and then continuing the process adding the highly compensated employees at the next highest contribution level until the reductions equal the excess contributions for the year.

These distributions will include a distribution of income that is attributable to the excess deferral. The income will be determined in accordance with (c) below.

If an employee received a distribution of an excess deferral under Section 4.3(d) for the calendar year that ends within the plan year for which excess contributions were made under this subsection, the excess contribution to be returned under this subsection will be reduced by the amount of the excess deferrals returned under (d).

     (c) Income on Excess Deferrals. The income attributable to excess deferrals is determined by multiplying the income on the participant's retirement savings account for the plan year by a fraction, the numerator of which is the participant's excess deferral for the plan year and the denominator of which is the sum of the participant's retirement savings account as of the beginning of the plan year plus the retirement savings contributions made on behalf of the participant for the plan year.

     (d) Individual Limit. In addition to the other limitations on contributions, retirement savings contributions on behalf of a participant may not exceed $7,000 for any calendar year, as adjusted for cost of living changes allowed under Code Section 402(g) for years after 1987. The limit is $10,000 for 1999. Moreover, the limit on contributions will be reduced if the participant is also participating in a tax-sheltered annuity plan pursuant to Code Section 403(b), a simplified employee pension ("SEP") plan pursuant to Code Section 408(k), or an individual retirement account or cash or deferred compensation arrangement pursuant to Code Sections 401(k)(11) or 408(p) ("SIMPLE plan"). Participants who are also participating in an annuity plan, SEP, or SIMPLE plan, must notify the Company of any excess amounts contributed on their behalf to any combination of plans, and the portion of the excess that each participant is allocating to this Plan. The notice must be given on or before March 1 of the year following the year in which the excess amount was contributed.

If the retirement savings contributions on behalf of a participant exceed the applicable limit for any calendar year or the participant notifies the Company of the allocation to this Plan of any excess deferrals to a combination of plans, the Company will direct the Trustee to distribute to the participant the amount of the excess deferral plus the earnings attributable to the excess deferral on or before April 15 of the year following the year for which the excess deferral was made. The income on the excess deferral will be determined in accordance with (c) above.

The amount of excess deferrals distributed to an employee in accordance with the foregoing paragraph will be reduced by the amount of the excess contributions returned to the employee under subsection (b) for the plan year which begins within the calendar year in which the excess deferral occurs.

     (e) Forfeiture of Matching Contributions on Retirement Savings Contributions that are Returned to Participants. The matching contributions on any retirement savings contributions that are returned to a participant under subsections (b) or (d) will be forfeited and allocated in accordance with Section 5.2(b) for the plan year in which the forfeiture occurs or the next plan year.

4.4 Limits on Matching Contributions. Matching contributions for highly compensated employees will be limited so that the contribution percentages for highly compensated employees satisfy both of the following tests:

     (a) Average Contribution Percentage: The average contribution percentage for eligible highly compensated employees under this Plan and any other Code Section 401(k) plan maintained by the Company will be limited so that it satisfies one of the following tests:

          (1) The average contribution percentage of the highly compensated employees for the plan year is not more than 1.25 times the average contribution percentage of all other eligible employees for the current plan year; or

          (2) The average contribution percentage of the highly compensated employees for the plan year is not more than two (2) percentage points greater than the average contribution percentage of all other employees for the preceding plan year and not more than two (2) times the average contribution percentage of all other employees for the current plan year.

The average contribution percentage of a group will be the average of the percentages, calculated separately for each employee in the group, of each employee's compensation that is contributed as a matching contribution. An "eligible employee" is an employee who has met the participation requirements specified in Section 3.1 and the eligibility requirements in 5.2(b). Except for the average benefit percentage test under Code Section 410(b)(2), if the Plan is dependent upon aggregation with any other qualified plan of the Company for purposes of satisfying Code Sections 401(k), 401(m), 401(a)(4), or 410(b), all such aggregated plans will be treated as a single plan for the discrimination test. Only plans having the same plan year may be aggregated to satisfy Code Section 401(m).

     (b) Combined Limit. If both the average deferral percentage and the average contribution percentage of the highly compensated employees for the plan year are more than 1.25 times of the average deferral percentage and the average contribution percentage of all other eligible employees for the current plan year, the matching contributions of eligible highly compensated employees will be limited so that the sum of the average deferral percentage determined under Section 4.3 and the average contribution percentage determined under Section 4.4(a) of eligible highly compensated employees is not more than the greater of the following:

          (1) 1.25 times the greater of the average deferral percentage or the average contribution percentage of all other eligible employees, plus the smaller of the following:

               (A) Two (2) times the smaller of the average deferral percentage or the average contribution percentage of all other eligible employees; or

               (B) Two (2) plus the smaller of the average deferral percentage or the average contribution percentage of all other eligible employees; and

          (2) 1.25 times the smaller of the average deferral percentage or the average contribution percentage of all other eligible employees, plus the smaller of the following:

               (A) Two (2) times the greater of the average deferral percentage or the average contribution percentage of all other eligible employees; or

               (B) Two (2) plus the greater of the average deferral percentage or the average contribution percentage of all other eligible employees.

     (c) Return of Excess Matching Contributions. Matching contributions for highly compensated employees that are in excess of the amount allowed by the foregoing tests will be distributed to the highly compensated employees using the method described in Section 4.3(b). The excess contributions will be distributed not later than the end of the plan year following the plan year for which the excess contribution was made. The distributions will include a distribution of income that is attributable to the excess contribution. The income attributable to excess contributions is determined by multiplying the income on the participant's Company contribution account for the plan year by a fraction, the numerator of which is the participant's excess contributions for the plan year and the denominator of which is the sum of the participant's Company contribution account as of the beginning of the plan year plus the matching contributions made for the participant for the plan year.

4.5 Rules Relating to Reemployed Veterans. Reemployed veterans will be eligible for the following special considerations under the Plan:

     (a) General Provisions. They will be credited with service in accordance with Section 3.2. The payments on any outstanding loan will be suspended during the period of military service and will resume upon the reemployment date. They may elect to make retirement savings contributions to the Plan for plan years during the period of military service and the Company will match the retirement savings contributions using the matching contribution formulas in effect for the plan years ("makeup contributions"). Makeup contributions will be subject to the following:

          (1) Retirement Savings Contributions. The amount of makeup retirement savings contributions that may be made by a reemployed veteran cannot exceed the individual contribution limit under Section 4.3(d) applicable to the plan years during the period of military service.

          (2)  Limits on Makeup Contributions.

               (A) Makeup Contribution Period. Makeup contributions must be made by the reemployed veteran and the Company during the period beginning on the reemployed veteran's reemployment date and ending on the date which is the lesser of three (3) times the period of military service or five (5) years.

               (B) Amount of Contributions. The amount of makeup contributions made for any plan year during the period of military service will be further limited as follows:

                    (i) The amount of makeup contributions will not exceed the maximum amount allowable as a deduction by the Company in computing its federal income tax liability for the fiscal year coinciding with or ending during the applicable plan year; and

                    (ii) The amount of makeup contributions will not exceed the participant's maximum addition limit under Section 5.3(a) for the applicable plan year;

                    (iii) The amount of makeup contributions will not include earnings on the trust occurring during the period of military service and will not be eligible for an allocation of future earnings until the contribution has been made; and

                    (iv) Makeup contributions will not entitle the reemployed veteran to an allocation of any forfeitures that became available for allocation during the period of military service.

     (b)  Effect on Plan Qualification.   For the plan year in which
contributions are made under this Section, the amounts will not be included for purposes of the following qualification requirements:

          (1)  as annual additions for the reemployed veteran under Section
5.3(b);

          (2) in nondiscrimination testing for the Plan under Section 4.3(a), 4.4(a), 4.4(b), and Code Sections 410(b) and 401(a)(4);

          (3)  in the reemployed veteran's dollar limit under Section 4.3
(d); and

          (4)  in the top heavy calculation for the Plan under Section 7.1.

4.6 Rollover of Amounts from Other Plans. An employee who is or will be eligible to participate in the Plan and who is eligible for a distribution from another plan that satisfies the requirements of Code Section 401(a) may transfer all or part of the amount received from the other plan to the trust provided:

     (a) The transfer is made directly from the other plan or is made by the employee on or before the 60th day following the employee's receipt of the distribution from the other plan or, if the distribution had previously been deposited by the employee in a qualifying individual retirement account, the transfer is made on or before the 60th day following the employee's receipt of the funds from the individual retirement account; and

     (b) The distribution from the other plan qualifies for tax free rollover treatment under Code Section 402(a)(5) for distributions made prior to 1993 or as an "eligible rollover distribution" as defined in Code Section 402(c)(4) for distributions made after 1992.

The Company may require from the employee such information as it deems necessary to determine that the proposed transfer meets the requirements of this Section. Upon approval by the Company, the amount transferred will be deposited in the trust and credited to a "rollover" account for the employee. The rollover account will not be subject to forfeiture and will share in income allocations in accordance with Section 5.2(a). The amount in the rollover account will be distributed to the employee or the employee's beneficiaries in accordance with Article VI.

                                  ARTICLE V
                     ALLOCATIONS TO PARTICIPANT ACCOUNTS

5.1 Individual Accounts. The Company will create and maintain adequate records to disclose the interest in the trust of each participant, former participant, and beneficiary. The records will be in the form of individual accounts to reflect each participant's retirement savings contributions, share of matching contributions, and earnings with respect to these contributions. The Company will maintain an employer contribution account for each participant, a rollover account for each employee who has made a rollover contribution, and such other accounts as may be required. Credits and charges will be made to each account in accordance with the provisions of this Plan. Distributions and withdrawals will be charged to an account as of the date paid by the Trustee. The maintenance of individual accounts is for accounting purposes only. The Trustee is not required to segregate the assets of a trust to individual accounts except as otherwise required by this Plan.

5.2 Account Adjustments. The accounts of participants, former participants, and beneficiaries will be adjusted in accordance with the following:

     (a) Income. The "income" of the trust will mean the net income or loss from investments, including realized and unrealized gains and losses on securities and other investment transactions, less expenses paid from the trust. All assets of the trust will be valued at their fair market value in determining unrealized gains and losses. If any assets of the trust are segregated for any purpose, the income from the segregated assets will not be included in account adjustments under this Subsection (a).

The income of the trust will be determined and credited to accounts as of January 29, 1999 and as of the end of every business day thereafter. For purposes of this section, the term "business day" will mean each day on which the New York Stock Exchange is open for trading. The income for each such accounting period will be allocated to the accounts of participants, former participants, and beneficiaries who had unpaid balances in their accounts on the last day of the accounting period in proportion to the balances in such accounts at the beginning of the accounting period less any distributions or withdrawals from the account during the accounting period.

     (b)  Contributions and Forfeitures.

          (1) Retirement Savings Contributions. After the end of each month or more frequently as determined by the Company, retirement savings contributions will be allocated to the retirement savings accounts of participants in amounts equal to the amounts of each eligible participant's retirement savings contributions for the month.

          (2)  Matching Contributions and Forfeitures.

               (A) Eligibility. After the end of each month or more frequently as determined by the Company, matching contributions and forfeitures available for allocation will be allocated to the Company contribution account of each participant.

               (B) Method of Allocation. Matching contributions and forfeitures that are used to reduce the employer contribution will be allocated in the amount determined by applying the matching contribution formula adopted by the Company for the accounting period to the amount of each eligible participant's retirement savings contributions for the accounting period.

          (3)  Additional Contributions.

               (A) Eligibility. As of the end of each plan year, the Company's additional contribution will be allocated to Company contribution accounts of participants who are entitled to forfeiture restorations in accordance with Section 6.3(c), reemployed veterans who are entitled to military service allocations, and participants who are employed at the Company's facility in Mt. Sterling, Kentucky on the last day of the plan year.

               (B) Method of Allocation. The additional contributions will be allocated as follows:

                    (i) Forfeiture Restoration Allocations. Forfeiture restorations will be equal to the amount previously forfeited, without adjustment for earnings or losses since the time of forfeiture;

                    (ii) Military Service Allocations. Military service allocations will be equal to the amount of matching contributions that would have been allocated to the account of reemployed veterans if they had been employed by the Company during the period of military service. The amounts will be determined on the basis of the compensation the reemployed veterans would have received if they had remained in the employ of the Company and, if this cannot be determined with reasonable certainty, then on the basis of the amount earned during the 12-month period immediately preceding the leave of absence; and

                    (iii) Allocations for Mt. Sterling, Kentucky
Participants. Allocations for participants who are employed at the Company's facility in Mt. Sterling, Kentucky will be equal to 3% of the participant's compensation during the plan year or $50 per month for each month in which the participant was employed by the Company during the plan year, which ever amount is greater.

5.3  Maximum Additions.

     (a) The total "additions" made to the employer contribution account of a participant for any plan year will not exceed the smaller of the following:

          (1) $30,000, or such other amount as may be allowed under the cost of living adjustment provisions of Code Section 415(d); or

          (2)  25% of the participant's compensation for the plan year.

For purposes of the limitations on maximum additions under this Section, all defined contribution plans maintained by the Company and any other members of the controlled group will be considered as a single defined contribution plan and all defined benefit plans maintained by the Company and any other members of the controlled group will be considered as a single defined benefit plan. For purposes of this Section, the term "controlled group" will have the meaning described in Article II and, in addition, two corporations will be considered members of the same controlled group if one of the corporations owns more than 50% of the capital stock of the other corporation.

     (b) The term "additions" will mean the total of the following amounts credited to the participant's account for the plan year:

          (1)  Contributions;

          (2)  Forfeitures;

          (3) Amounts derived by a "key employee" that are attributable to post-retirement medical benefits allocated to the account of the key employee under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Company. The term "key employee" for purposes of this section will mean any person who was a key employee as defined in Code
Section 416(i)(1) during the plan year or any preceding plan year;

          (4) Amounts allocated to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Company; and

          (5) Amounts allocated to a simplified employee pension plan, as defined in Code Section 408(k).

Rollover contributions are not included in additions.

     (c) If additions exceed the limitation because of forfeitures or reasonable error in the estimation of compensation or allowable retirement savings contributions, the excess will be returned or reallocated as follows:

          (1) Salary reduction contributions made on behalf of a participant and income attributable to the excess contribution will be returned to the participant;

          (2) If an excess still exists, the remaining excess will be reallocated for the current plan year to the accounts of all other eligible employees;

          (3) If an excess still exists, the remaining excess will be held in a suspense account and reallocated as an employer contribution in the following plan year.

     (d) In plan years beginning before the year 2000, if any participant in this Plan is also participating in a defined benefit plan maintained by any member of the controlled group, the annual additions for the participant in this Plan will be reduced so that the sum of the "defined benefit fraction" and the "defined contribution fraction" for the plan year does not exceed
1.0.  These terms are defined as follows:

          (1) The defined benefit fraction for any plan year means a fraction:

               (A) the numerator of which is the projected annual benefit of the participant under the defined benefit plan, determined as of the end of the plan year; and

               (B)  the denominator of which is the lesser of the following:
(i) 1.25 multiplied by $90,000 or the dollar limitation on benefits under Code Section 415(b)(1), as adjusted under Code Section 415(d), in effect for the plan year; or (ii) 1.40 multiplied by the participant's average compensation, as adjusted under Code Section 415(b), during the three (3) consecutive calendar years in which the participant was both an active participant in the Plan and had the greatest compensation from the Company.

          (2) The defined contribution fraction for any plan year means a fraction:

               (A) the numerator of which is the sum as of the end of the plan year of the total additions for the participant for each year of participation under the Plan; and

               (B) the denominator of which is the sum of the lesser of the following amounts for the year and each prior year of the participant's employment with the Company, without regard to whether the Plan was in existence during the prior years: (i) 1.25 multiplied by $30,000 or the applicable dollar limitation on additions in effect under Code Section 415(c)(1)(A) for each such year; or (ii) 1.40 multiplied by 25%, or the percentage limitation on total additions in effect under Code Section 415 for each such year, of the participant's compensation for each such year.

                                  ARTICLE VI
                                   BENEFITS

6.1 Retirement or Disability. Participants who remain in the employ of the Company until normal retirement age will be fully vested in their accounts, regardless of their years of service. Participants whose employment with the Company terminates at or after normal retirement age, or at an earlier age because of disability will be entitled to receive, in accordance with
Section 6.4, the entire amount in their accounts. Participants who remain in the employ of the Company after normal retirement age will continue to participate in the Plan.

6.2 Death. If a participant dies, the entire amount in the participant's accounts will be paid to the participant's beneficiary. If a former participant dies, the vested amount in the participant's accounts will be paid to the participant's beneficiary.

6.3  Termination for Other Reasons.

     (a) Benefits. If employment terminates for reasons other than retirement after normal retirement age, disability, or death, the participant will be entitled to receive, in accordance with Section 6.4, the sum of:

          (1) The amounts credited to the participant's retirement savings account and rollover account; plus

          (2) An amount equal to the "vested percentage" of the participant's Company contribution account; provided, however, that if the participant or an alternate payee has received any prior distribution from this account, the vested portion of the account will be determined by multiplying the vested percentage of the account by the sum of the Company contribution account balance plus the amount previously distributed, and then subtracting the amount of the previous distribution from that product. The participant's vested percentage will be determined on the basis of years of service and the following schedule:

     YEARS OF SERVICE             VESTED PERCENTAGE

     Less than one (1)                     0%
     One (1) year                         20%
     Two (2) years                        40%
     Three (3) years                      60%
     Four (4) years                       80%
     Five (5) years or more              100%

     (b) Forfeitures. Upon termination of employment, the non-vested portion of a participant's employer contribution account will be maintained in the account until a forfeiture occurs. A forfeiture will occur as follows:

          (1) A forfeiture will occur when the participant has five (5) consecutive years of break in service;

          (2) If the participant requests and receives distributions equal to the vested portion of the participant's employer contribution account prior to the end of the second plan year following the plan year in which employment terminated, a forfeiture will occur as of the date of the distribution; or

          (3) If the vested portion of a participant's employer contribution account has never exceeded $5,000 and is distributed to the participant prior to the end of the second plan year following the plan year in which employment terminated, a forfeiture will occur as of the date of the distribution. If a participant's employment terminates and the value of the vested account balance is zero, the participant will be deemed to have received a distribution of the participant's vested account balance in the Plan.

If a forfeiture occurs, the forfeiture will be allocated in accordance with
Section 5.2(b) and the former participant's account will be closed. If a former participant returns to the employ of the Company in time to prevent the occurrence of a forfeiture, the non-vested portion will remain in the participant's account.

     (c) Restoration of Forfeited Amounts. Former participants who return to the employ of the Company before incurring five (5) consecutive years of break in service will be entitled to have amounts previous forfeited under
(b)(2)and (3) above restored to their accounts, without adjustment for earnings or losses since the date of forfeiture, if they repay to the trust before the end of the fifth (5th) year after the date of reemployment the amount previously distributed to them. Former participants who were deemed to have received distributions under (b)(3) will be deemed to have repaid the distribution upon reemployment. The restoration will be made as of the end of the plan year in which the participant completes the repayment. Participants who do not make repayment within the applicable period will have no further rights with respect to the amounts forfeited.

6.4  Payment of Benefits.

     (a) Commencement Date. Benefit payments may begin as soon as administratively practical after the date on which the participant's employment terminates. Benefit payments will ordinarily be made shortly after the Company has delivered appropriate distribution directions to the Trustee. Benefit payments to a participant or former participant, or a surviving spouse who has applied for payment will begin not later than 60 days after the end of the plan year in which the participant terminates employment or reaches normal retirement age, whichever is later, unless a later date is elected in writing by the participant, former participant, or surviving spouse subject to the following limitations:

          (1) Payments to participants who are not 5% owners of the Company, as defined in Code Section 416, must begin not later than:

               (A) April 1 of the year following the calendar year in which the participant attains age 70-1/2 or terminates employment, whichever occurs later;

               (B) December 31 of the year in which the participant would have attained age 70-1/2 if the participant has died and payments will be made to the surviving spouse; and

          (2) If the participant is a 5% owner of the Company, as defined in Code Section 416, then benefit payments must begin not later than April 1 of the year following the calendar year in which the participant attained age 70-1/2 regardless of whether the participant's employment has terminated.

A participant or former participant must consent in writing to any payments that are made before attaining normal retirement age if the vested portion of the participant's employer contribution account is or at any time has been more than $5,000. If the vested portion of the account has never exceeded $5,000, the Company will direct the Trustee to make payments without any consent.

Payments to beneficiaries other than surviving spouses will be made not later than one year after the death of the participant or former participant.

     (b) Form of Payment. For participants whose employment terminates prior to normal retirement age, the Trustee will pay benefits in a single lump sum payment of the entire amount in the participant's accounts. The participant, former participant or beneficiary will determine, within the limits specified in (a), the date on which the payment will be made.

For participants whose employment terminates on or after normal retirement age, the participant, former participant or beneficiary will determine, within the limits specified in (a), the date on which payments will begin and the Trustee will pay benefits in either of the following ways:

          (1) A single lump sum payment of the entire amount in the participant's account;

          (2) Quarterly installments over a period not to exceed the joint life expectancy of the participant and the participant's beneficiary. Payments under this subsection will comply with the requirements of Code
Section 401(a)(9) and the regulations thereunder, including the minimum distribution incidental benefit requirement; or

          (3) Quarterly payments in such amounts as may be determined by the former participant, former participant or beneficiary as long as the amounts distributed each quarter are at least as great as those that would be required under (2).

     (c)  Payee for Benefits.   Participants or former  participants may
elect to have all or part of the benefits payable to them or directly to an individual retirement account or annuity that meets the requirements of Code
Section 408 ("IRA"), to another retirement trust maintained pursuant to a plan that meets the requirements of Code Section 401(a), or to an annuity plan that meets the requirements of Code Section 403(a). Surviving spouses may elect to have all or part of the benefits paid to them or directly to an IRA. Payments may be made directly to an IRA or another qualified retirement trust only if the benefits are paid in a single payment of the entire amount of the participant's accounts or in installments over a period of less than 10 years and the payments are not required payments under Code Section 401(a)(9). Any portion of a payment described in the preceding sentence that represents after-tax contributions may not be rolled over. The Company will furnish the participant or beneficiary, at least 30 days but not more than 90 days before the participant or beneficiary is eligible for benefit payments, with a written explanation of the optional forms of payment and the right to have the payment made directly to an IRA or another qualified plan. The explanation will advise of the rules for withholding from benefit payments for purposes of federal income tax purposes and the right to avoid the withholding requirement by having the benefits paid directly to an IRA or another qualified plan.

6.5 Hardship Withdrawals. The Company will permit a participant to withdraw from the vested portion of the participant's accounts, but not more than two (2) times per plan year, if the Company determines that withdrawals are necessary to enable the participant to pay any of the following:

     (a) Uninsured expenses for medical care previously incurred by the employee, the employee's spouse, or any dependents of the employee, or amounts that are necessary for these persons to obtain medical care;

     (b) Costs directly related to the purchase of the principal residence for the employee (excluding mortgage payments);

     (c) Tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the employee or the employee's spouse, children, or dependents; and

     (d) Payments necessary to prevent the eviction of the employee from the employee's principal place of residence or foreclosure on the mortgage on that residence.

A participant requesting a hardship withdrawal must have received all other withdrawals and loans available from this Plan and any other qualified plan maintained by the Company. The retirement savings contributions of a participant receiving a hardship withdrawal will be suspended during the 12-month period following the withdrawal. The 12-month suspension will apply to retirement savings contributions made for the participant directly to this Plan or indirectly through any Company cafeteria plan, as defined under Code Section 125, which contains a cash or deferred arrangement. Any retirement savings contributions made for the participant in the subsequent year may not exceed the limits of Section 4.3(d) minus the participant's retirement savings contributions for the year during which the withdrawal was made.

The amount of any hardship withdrawal may not exceed the lesser of the amount required to correct the hardship or the amount contributed for the participant pursuant to salary contribution agreements excluding income plus the vested balance in the participant's Company contribution and rollover accounts. The Company will consider all hardship requests on a uniform basis and may establish additional rules with respect to withdrawals.

6.6 Pre-retirement Withdrawals. Participants who are at least 59-1/2 years of age may elect to withdraw all or any part of the vested amounts credited to their accounts even though employment has not terminated. A participant who elects a pre-retirement withdrawal will continue to participate in the Plan and may elect one additional pre-retirement withdrawal per plan year.

Participants who are 5% owners of the Company and who continue to work for the Company beyond attainment of age 70-1/2 must be given a distribution of the entire amount from their accounts not later than April 1 of the year following the calendar year in which they attain age 70-1/2 and every year thereafter.

6.7 Distributions Pursuant to Qualified Domestic Relations Orders. Benefits payable to an alternate payee pursuant to a qualified domestic relations order will be paid to the alternate payee as soon as possible after the order has been determined to be qualified. The Company will furnish the alternate payee with an application for benefits and notice of special tax rules. If the alternate payee has not applied for payment within 45 days after these materials have been furnished, the Company will instruct the trustee to pay the amount to which the alternate payee is entitled to the alternate payee in a single lump sum payment.

6.8  Designation of Beneficiary.   If a participant or former participant
dies before receipt of account balances, the balance of the accounts will be paid to the participant's beneficiary. A participant may designate a beneficiary or beneficiaries; provided, however, that if the participant has been married to the surviving spouse for a period of one year at the time of the participant's death, the beneficiary will be the surviving spouse unless the participant, with the consent of the spouse, has designated another person to be the beneficiary.

If the consent of the spouse is required, the consent must be in writing and must acknowledge that the spouse understands the effect of giving the consent. The consent form must be executed in the presence of a representative of the Company or witnessed by a notary public.

Each beneficiary designation will be on a form prescribed by the Company and will be effective only when filed with the Company during the participant's lifetime. Each beneficiary designation filed with the Company will cancel all beneficiary designations previously filed. If any participant fails to designate a beneficiary, or if the beneficiary dies before the participant, the Trustee will distribute the benefits to the participant's spouse if surviving and if not to the participant's estate.

6.9  Loans to Participants.    The following section on loans will be
effective beginning on April 1, 1999:

     (a) Loan Amount. A participant may borrow from the trust any amount that does not exceed 50% of the vested portion of the participant's accounts or $50,000, whichever amount is smaller.

The $50,000 limit will be reduced by an amount equal to the highest balance of any loan outstanding to the participant within the previous 12 months. The minimum loan will be in the amount of $1,000.

     (b) Restrictions on Loans. Loans will be permitted for any purpose, but a participant may have only one loan outstanding at a time.

     (c) Loan Procedures. Loans will be allocated to a separate loan account for the borrower. All expenses incurred with the loan will be charged to the loan account. All interest paid on the loan will be credited to the account.

All loans must comply with the following:

          (1)  An application for a loan must be made by the participant in
accordance with the procedures established by the Company.   The application
must include an authorization by the borrower to repay the loan through payroll deduction arrangements with the Company. An application that satisfies the requirements of this Section will be approved;

          (2)  The period of repayment for any loan will not exceed five (5)
years.   Payment must be made at least monthly in level installments of principal and interest;

          (3) Each loan will be evidenced by a loan agreement that will be delivered to the participant along with the check for the amount of the loan and the participant's endorsement on the check will signify acceptance of the loan agreement. Failure to repay the loan in accordance with the terms
of the loan agreement will constitute an event of default.   Moreover, the
loan will become immediately due and payable 30 days after the participant's termination of employment with the Company;

          (4) Each loan will be secured by assignment of 50% of the borrower's interest in and to the borrower's account. Upon default by the borrower and failure to cure the default by the end of the plan year, the Trustee will report the default as provided below, but will not enforce the security agreement until the borrower is eligible for benefits under the Plan and then the promissory note will be included as part of the benefits to the borrower;

          (5) Each loan will bear interest at a rate determined by the Company to be representative of rates charged by local commercial lending institutions for comparable loans;

          (6) No benefits will be made to or on behalf of any participant unless and until all loans to the participant have been repaid or the participant's loan agreement is distributed as part of the benefits; and

          (7) The borrower will be responsible for repayment of loans. Any past due amounts at the end of the plan year will be reported as a payment of benefits to the borrower. If, however, the borrower is past due and was on a leave of absence for not longer than one year, the past due amount will not be reported as a distribution at the end of the plan year. The leave of absence must be either without pay or at a rate of pay (after income and employment tax withholding) that is less than the payment amounts required under the loan. The loan must still be repaid within five (5) years of the date on which made and payments due after the leave ends must not be less than those required under the terms of the original loan. If the loan is not repaid within five (5) years of the date on which made, the then outstanding balance of the loan will be reported as a payment of benefits to the borrower.

                                  ARTICLE VII
                             TOP-HEAVY PROVISIONS

This Article will apply in any plan year in which the Plan is determined to be a "top-heavy" plan. The provisions of this Article will supersede any conflicting provisions in any other section of the Plan in any such plan year. The top-heavy provisions are as follows:

7.1 Definition of Top-Heavy Plan. The Plan will be considered a top-heavy plan for a plan year if either of the following are true as of the last day of the previous plan year:

     (a) The sum of the account balances of participants who are "key employees" and the distributions to key employees during that plan year and the four (4) preceding plan years exceeds 60% of the sum of all account balances and all distributions during that plan year and the four (4) preceding plan years; or

     (b) The Plan is part of a "required aggregation group" of plans and the sum of the present value of the cumulative accrued benefits of participants who are key employees under all defined benefit plans included in the group, the account balances of participants who are key employees under all defined contribution plans included in the group, and all distributions to key employees during that plan year and the four (4) preceding plan years exceeds 60% of the sum of the account balances and the present value of all accrued benefits of all participants in all plans included in the group, and all distributions from all such plans during that plan year and the four (4) preceding plan years.

The account balances and accrued benefits of participants or former participants who have not performed an hour of service for the Company during the five (5) year period ending on the last day of the previous plan year will not be included in the tests of subsections (a) and (b) above.
The accrued benefit of any non-key employee will be determined under the method used for accrual purposes for all plans of the Company, or if there is no such method, the benefit will accrue not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C).

Rollover and plan to plan transfer accounts will be counted for purposes of Subsections (a) and (b) above on the following basis. If the account is "related", the plan distributing the account will not count the account as a distribution and the plan accepting the account will count the account. If the account is "unrelated", the plan distributing the account will count it as a distribution and the plan accepting the account will not count the account unless it was accepted by the Plan prior to 1984. An account will be considered "related" if it was made to a plan maintained by the same employer or was not initiated by the employee.

For purposes of the foregoing tests, accrued benefits under defined benefit plans will be calculated as of the first day of the plan year and account balances under defined contribution plans will be determined as of the last day of the plan year. In the first year of any plan, the tests will apply to the first plan year rather than the previous plan year.

The Plan, however, will not be considered a top-heavy plan for any plan year in which the Plan is part of a required or permissive aggregation group that is not top-heavy under the test of Subsection (b).

The term "key employee" will mean any employee or former employee and the beneficiary of any employee or former employee who during the five (5) year period ending on the last day of the previous plan year was: an officer of the employer, whose annual compensation from the employer for the year was more than 50% of the dollar limit in effect for defined benefit plans under Code Section 415(b)(1)(A); one of the ten (10) employees of the employer owning both more than a 0.5% interest and the largest interests in the employer, and whose annual compensation from the employer for the year was more than the dollar limit in effect on annual additions to defined contribution plans under the Code Section 415(c)(1)(A); a more than 5% owner of the employer; or a more than 1% owner of the employer with annual compensation from the employer of more than $150,000, as such terms are defined in Code Section 416(i)(1).

The terms "owning" and "owner" will include ownership attributed to the person under the rules of Code Section 318; provided, however, that the rules of Code Section 414(b), (c), and (m) do not apply for purposes of determining a 1% or 5% owner. The term "employer" means the Company and all other members of the controlled group.

The term "aggregation group" will mean any group of qualified plans, including terminated plans, maintained by the employer during the five (5) year period ending on the last day of the previous plan year. A "required" aggregation group will mean each plan of the employer in which a key employee is a participant and each other plan of the employer that must be considered in order to enable the plans covering key employees to meet the non-discrimination requirements of Code Section 401(a)(4) or the minimum participation requirements of Code Section 410. A "permissive" aggregation group will include the plans in the required aggregation group and any other plans of the employer that are designated by the employer as part of the group; provided, however, that all plans in a permissive aggregation group must meet the requirements of Code Sections 401(a)(4) and 410.

7.2 Minimum Benefit. The minimum allocation of contributions for each participant who is not a key employee must be equal to the lesser of the following:

     (a)  3% of the participant's compensation; or

     (b) The highest percentage of compensation allocated to the account of any key employee from Company contributions, forfeitures, and retirement savings contributions.

For purposes of this Section, the term "compensation" will not include the amount of any retirement savings contributions for the participant. The minimum benefit for participants who are not key employees and who are also participants in a defined benefit plan maintained by the Company or another member of the controlled group will be equal to 5% of their compensation. The minimum benefit must be allocated to the account of each participant who is employed by the Company on the last day of the plan year regardless of whether the participant completed 1,000 hours of service during the plan year.

7.3 Maximum Benefits. For any plan year in which the Plan is a top-heavy plan and participants in this Plan are also participating in other qualified plans maintained by the Company, the maximum benefit payable under all such qualified plans will be limited so that the sum of the defined benefit fraction and the defined contribution fraction for any such plan year will not exceed 1.0, and the fractions will be determined by multiplying the dollar limits of Code Section 415 by 1.0 rather than l.25.

                                 ARTICLE VIII
                                     TRUST

All contributions under this Plan will be paid by the Company to the Trustee and deposited in the trust. All assets of the trust, including investment income, will be retained for the exclusive benefit of participants, former participants, and beneficiaries and to pay benefits and administrative expenses of the Plan and trust. The assets will not revert to or inure to the benefit of the Company.

All contributions made by the Company are expressly conditioned upon the initial qualification of the Plan under the Code pursuant to a determination request timely made, and upon the deductibility under the Code of contributions made to the trust. Upon the

Company's request, a contribution made under a mistake of fact, or conditioned upon initial qualification of the Plan or deductibility of the contribution will be returned to the Company within one year after the payment of the contribution, denial of the initial qualification, or disallowance of the deduction, to the extent disallowed, as the case may be.

                                  ARTICLE IX
                                ADMINISTRATION

9.1 Allocation of Responsibilities. The parties will have only those specific powers, duties and responsibilities as are specified in this Plan and the Trust Agreement. The Company will be the plan administrator and will have the responsibility for interpreting the terms of the Plan and determining eligibility for benefits, for making the contributions provided for under Section 4.1, for appointing and removing the Trustee, the investment manager, and members of the Company, for amending and terminating the Plan and trust, for restricting retirement savings contributions and matching contributions, for determining eligibility for benefits under
Article III and Article VI, for determining top-heavy status under Article VII, and for maintaining records and filing reports regarding the Plan. The Trustee will have the sole responsibility for the administration of the trust and the management of the assets held in the trust except and to the extent that the management of the assets has been assigned to an investment manager or directed by participants. Each party may rely upon any direction, information, or action of another party as being proper under this Plan and will not be required to inquire into the propriety of any such direction, information, or action. Each party will be responsible for the proper exercise of its own powers, duties, and responsibilities and not be responsible for any act or omission of any other party.

9.2 Indemnification. The Company will indemnify the members of the Company and any other employees of the Company who are deemed fiduciaries under ERISA, and hold them harmless, against any and all liabilities, including legal fees and expenses, arising out of any act or omission made or suffered in good faith pursuant to the provisions of the Plan, or arising out of any failure to discharge any fiduciary obligation imposed by ERISA other than a willful failure to discharge an obligation of which the person was aware.

9.3 Records and Reports. The Company will exercise such authority and responsibility as it deems appropriate in order to comply with ERISA with regard to records of participant's service, account balances, and the vested percentages, notifications to participants, and annual reports to the Internal Revenue Service.

9.4 Claims Procedure. The committee will make all determinations regarding benefits based on its interpretation of the terms of the Plan. The committee will notify the participant or beneficiary in writing if any claim for benefits is denied. The notice of denial will be mailed by certified mail, return receipt requested, to the participant or beneficiary within 90 days after receipt of the request for benefits. The notice will explain the reasons for the denial in language that may be understood by the participant or beneficiary and will specify the Plan provisions upon which the denial is based. If the denial is based on the failure of the participant or beneficiary to supply certain materials or information, the notice will so state. The notice will advise that the denial may be appealed to the committee and will include an explanation of the appeal procedure.

The appeal procedure will be as follows:

     a) If claimants are not satisfied with a decision of the committee, they must exhaust their administrative remedies under this Plan by filing a written notice of appeal with the committee not later than 90 days after receipt of the notice of denial.

     b)  Claimants or their duly authorized representatives may review any
documents that are pertinent to the appeal.   Claimants or their duly
authorized representatives must file with the committee in writing with the notice of appeal or within 30 days after filing the notice of appeal all materials to be reviewed in the appeal process and all arguments relevant to the appeal.

     c) The committee will render its decision on the appeal within 60 days unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If an extension of time for review is required because of special circumstances, the committee will notify the claimant of the extension prior to the commencement of the extension. An extension of time for review will not entitle the claimant to a hearing before the committee as to the appeal. All appeal materials must be submitted in writing; and

     d) The committee will advise the claimant in writing of the decision on the appeal with an explanation of the reasons for the decision in language that may be understood by the claimant with references to the plan provisions upon which the decision is based.

9.5 Rules and Decisions. The Company may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the Company will be uniformly applied to all participants in similar circumstances.
When making a determination or calculation, the Company will be entitled to rely upon its interpretation of the terms of the Plan and information furnished by a participant or beneficiary, the Company, the legal counsel of the Company, and the Trustee.

9.6 Authorization of Benefit Payments. The Company will issue directions to the Trustee concerning all benefits which are to be paid from the trust pursuant to the provisions of the Plan.

9.7 Application and Forms for Benefits. The Company may require a participant to complete and file an application for a benefit and all other forms approved by the Company, and to furnish all pertinent information requested by the Company. The Company may rely upon all such information including the participant's current mailing address.

9.8 Facility of Payment. Whenever, in the Company's opinion, a person is entitled to receive any benefit is under a legal disability or is incapacitated in any way so as to be unable to manage financial affairs, the Company may direct the Trustee to make payments to the person or to a legal representative, a relative or friend for the person's benefit, or the Company may direct the Trustee to apply the payment for the benefit of the person in such manner as the Company considers advisable. If a person entitled to receive benefits is a minor and the value of the benefit exceeds $5,000, the Trustee may either delay payment of the benefit until the minor has attained the age of majority or pay the benefit to a person who has been named by a court of competent jurisdiction as conservator of the estate of the minor or to another similar court-appointed fiduciary. Any payment of a benefit in accordance with the provisions of this Section will discharge all liability for the benefit under the provisions of the Plan.

                                   ARTICLE X
                        PARTICIPANT INVESTMENT OPTIONS

10.1 Investment Direction by Participants. Participants may direct the investment of their account in such separate investment funds as the Company may make available for this purpose. Participants may designate the investment fund or funds in which their accounts are to be invested. If an account is split between two (2) or more of the investment funds, the participant must specify the percentage of the account to be invested in each fund in accordance with the rules established by the Company. If a participant fails to direct the investment of an account, the Company will direct the Trustee to invest the account in a money market fund until the participant provides investment directions.

10.2 Manner of Electing. Participants, former participants, and beneficiaries may make or revise their investment elections in accordance with the procedures established by the Company. The Company will establish the investment procedures and furnish eligible persons with information about the investment elections, investment funds, and procedures for making and revising investment elections. The Company will determine the frequency with which elections may be changed and will permit changes not less frequently than four (4) times a year with the changes being effective not later than the first day of the following quarterly accounting period.

10.3 Separate Accountings. All funds invested pursuant to this Article will be held by the Trustee as "segregated assets" and the income, as defined in Section 5.2(a), from each fund will be credited or charged to the accounts of participants participating in the fund in accordance with the procedures established by the Company.

                                  ARTICLE XI
                          TERMINATION AND AMENDMENT

11.1 Amendments. The Company may at any time amend any or all of the provisions of this Plan subject to the following limitations:

     (a) No amendment that affects the rights or responsibilities of the Trustee may be made without the consent of the Trustee;

     (b) No amendment will be effective unless the Plan, as amended, continues to operate for the exclusive benefit of employees and their beneficiaries; and

     (c) No amendment may reduce a participant's account balance or eliminate an optional form of distribution.

The Chief Financial Officer of the Company or such other officers as may be designated by the board of directors of the Company may amend the Plan by executing a document that expressly provides that it is an amendment to the Plan. The amendment may apply prospectively or retroactively as permitted by law and the effective date of the amendment must be stated in the document.

11.2 Termination. The Plan may be discontinued at any time by the Company, but only upon condition that it will be impossible for any part of the trust to be used for purposes other than the exclusive benefit of participants. Upon complete or partial termination of the Plan, including complete discontinuance of contributions, the trust will be continued to be administered as provided in this Plan except that the rights of each participant affected by the termination will thereupon become fully vested. In the event of a complete discontinuance of contributions to the Plan, the Company will maintain the Plan and trust as "qualified" under Code Sections 401(a) and 501(a) until such time as the Company terminates the Plan. Upon termination, the assets of the trust will be distributed to Plan participants within one (1) year unless there are outstanding issues with the Internal Revenue Service concerning the Plan's qualification and in that case the assets will be distributed as soon as administratively possible after the issuance of a favorable determination letter by the Internal Revenue Service.

11.3 Merger or Consolidation of Plan with Another Qualified Plan. The Plan will not be merged or consolidated with and the assets or liabilities of the Plan will not be transferred to any other qualified plan unless each participant would receive from the successor plan if it was terminated immediately after the merger, consolidation, or transfer a benefit that is equal to or greater than the benefit the participant would have received if the Plan had been terminated immediately before such event.

11.4 Exclusive Benefit. No part of the trust may be diverted to or used by the Company for any purpose other than the exclusive benefit of the participants and the payment of expenses of administering the Plan and trust.

                                  ARTICLE XII
                         NONALIENATION OF BENEFITS AND
                           DOMESTIC RELATIONS ORDERS

12.1 Nonalienation of Benefits. No interest, right, or claim in or to any part of the trust or any benefit payable from the trust will be assignable, transferable, or subject to sale, assignment, garnishment, attachment, execution, or levy of any kind and the Trustee will not recognize any attempt to so transfer, assign, sell, pledge, or levy upon the same except to the extent required by law. This provision will not apply to any "qualified domestic relations order," as defined in Section 414(p) of the Code, or any domestic relations order entered before 1985.

12.2 Procedure for Domestic Relations Orders. Whenever the Company is served with a domestic relations order from a court of competent jurisdiction, the Company will follow the following procedure in determining whether the order constitutes a "qualified domestic relations order" that would be exempt from the general spendthrift protection of this Article:

     (a) The Company will notify the participant and the "alternate payees" named in the order that the order was served on the Company and that objections concerning the order must be submitted in writing within 15 days;

     (b) The Company will determine whether the order is a "qualified domestic relations order" as defined in Code Section 414(p) and notify the participant and each alternate payee of its determination. If the Company determines that the order is a qualified domestic relations order, the Company will direct the Trustee to make payment in accordance with the order;

     (c) During the period in which the Company is determining the status of the order, payment of any benefits in dispute will be deferred and the amount of the disputed payments will be segregated in a separate account in the Plan. If the order is determined to be a qualified domestic relations order within 18 months after segregation of the benefits in dispute, the Company will direct the Trustee to pay the segregated amount, plus earnings, to the persons entitled to receive them in accordance with the order;

     (d) If the Company determines that the order is not a qualified domestic relations order, or if the 18 month period described in (c) has expired and the qualification issue has not been resolved, the Company will direct the Trustee to pay the segregated funds to the person or persons who would have received them if the order had not been served on the Company. If the Company determines that the order is a qualified domestic relations order after expiration of the 18 month period, the order will be applied prospectively only; and

     (e) The Company will notify the participant and the alternate payees of its decision concerning the qualified status of the order. Payments pursuant to the order will be made as soon as practicable after the status of the order has been determined or as soon as the amounts become payable pursuant to the provisions of Article VI of this Plan.

                                 ARTICLE XIII
                                 MISCELLANEOUS

13.1 Status of Participants. No participant will have any right or claim to any benefits under the Plan except in accordance with the provisions of the Plan. The adoption of the Plan will not be construed as creating any contract of employment between the Company and any participant or to otherwise confer upon any participant or other person any legal right to continuation of employment, nor as limiting or qualifying the right of the Company to discharge any participant without regard to any effect the discharge might have upon the participant's rights under the Plan.

13.2 No Interest in Company Affairs. Nothing contained in this Plan or this document will be construed as giving any participant, employee or beneficiary an equity or other interest in the assets, business, or affairs of the Company or the right to examine any of the books and records of the Company.

13.3 Litigation. In any application to or proceeding or action in the courts, only the Company and the Trustee will be necessary parties and no participant or other person having an interest in the trust will be entitled to any notice or service of process. The Trustee may place a participant's funds in the hands of the court for its determination and this payment will absolve the Trustee from any claim. Any judgment entered in such a proceeding or action will be conclusive upon all persons claiming under this trust.

If any participant or beneficiary institutes any litigation in connection with this Plan, the result of which is adverse to the participant or beneficiary, the Trustee will deduct from the benefits payable to the participant or beneficiary any expense including reasonable attorney fees occasioned by the litigation. If any dispute arises as to the person or persons to whom payment or delivery of any funds or property is to be made by the Trustee, the Trustee may retain such funds or property until final adjudication has been made by a court of competent jurisdiction.

13.4 Governing Law. This Plan will be interpreted, construed, and enforced in accordance with ERISA and the Code.

13.5 Severability of Provisions. If any provisions of the Plan will be declared void and unenforceable, the other provisions will be severable and will not be affected thereby, and to the extent that the trust or Plan will ever be in conflict with, or silent with respect to, the requirements of any other law or regulation, the provisions of the law or regulation will govern. In the administration of the trust, the Trustee may avail itself of any permissive provisions of any applicable law or regulation which are not contrary to the provisions of this Plan.

13.6 Plan Qualification. The Company shall be responsible for taking such action as may be necessary to secure a determination letter from the Internal Revenue Service to the effect that the Plan and Trust are qualified under the Code. The Company will have the sole responsibility for preserving the tax qualified status of the Plan and Trust and the duty to provide professional representation for the Plan and Trust in administrative contests or litigation that may affect the tax qualified status of the Plan and Trust.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 1st day of January, 1999.


DONNELLY CORPORATION


By /s/ J. Dwane Baumgardner
   Its President



(SEAL)



ATTEST:


By /s/ Maryam Komejan
   Its Secretary